Exhibit 5.1

1001 PAGE MILL ROAD	ABU DHABI	HOUSTON
BUILDING ONE PALO ALTO, CA	AUSTIN BEIJING	LONDON MOSCOW
94304-1007	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1.650.739.7500	DUBAI	RIO DE JANEIRO
FAX +1.650.739.7699	HONG KONG	RIYADH
BakerBotts.com		WASHINGTON

September 9, 2014

Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, California 94560

Ladies and Gentlemen:

We have acted as counsel to Depomed, Inc., a California corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-197433) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 15, 2014 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement, dated September 3, 2014 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the public offering and sale by the Company of $345,000,000 aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2021 (the “Notes”) to be issued pursuant to an indenture, dated as of the date hereof, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of the date hereof, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes are convertible into cash, shares of Common Stock of the Company (the “Common Stock”) or a combination thereof at the election of the Company in accordance with the terms of the Indenture. The maximum number of shares of Common Stock initially issuable upon conversion of the Notes is referred to herein as the “Underlying Shares of Common Stock.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and the Registration Statement and the exhibits thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (i) the Amended and Restated Articles of Incorporation of the Company, (ii) the Bylaws of the Company and (iii) certain resolutions adopted by the board of directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.                                      When the Notes are authenticated in accordance with the provisions of the Indenture, and delivered and paid for by the underwriters, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.                                      The Underlying Shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Notes and such shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the laws of the State of California and applicable federal law of the United States of America, in each case, as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BDL/DMR/JBP/CSD